EXHIBIT 99.1

FOR IMMEDIATE RELEASE

           KEYSTONE COMPLETES ACQUISITION OF ENGINEERED WIRE PRODUCTS

Profitable Manufacturer Will Increase Higher-Margin Fabricated Wire Products Sales by 60,000 Tons Annually

DALLAS, December 29, 1997 - Keystone Consolidated Industries, Inc. (NYSE: KES), an integrated wire producer, today announced that it had completed its acquisition of Engineered Wire Products, Inc. (EWP). Previously, EWP operated as a joint venture between Price Brothers company of Dayton, Ohio, and Keystone with Keystone owning 20 percent of the joint venture. Price Brothers Company received $11.2 million in cash for its 80 percent interest in the joint venture.

EWP is located in Upper Sandusky, Ohio, and is engaged in the manufacture of fabricated wire products which are used primarily in the concrete pipe and road construction business. During 1996, EWP earned $1.1 million on revenues of $24.7 million and for the 11-month period ended November 30, 1997, earned $2.9 million on revenues of $28.7 million. EWP's total assets at November 30, 1997 amounted to $18.1 million.

The acquisition is part of Keystone's business strategy of increasing its productive capacity of higher-margin fabricated wire products. Keystone expects to supply EWP with the majority of EWP's annual carbon steel rod requirement from Keystone's Peoria, Ill., rod mill. During the 11 months ended November 30, 1997, Keystone sold approximately 37,000 tons of rod to EWP. EWP's finished output is expected to add 60,000 tons to Keystone's annual fabricated wire product sales.
"This acquisition is an important step toward executing our strategy of moving our product mix to higher-margin, value-added products through selected acquisitions," stated Robert W. Singer, Keystone's president and chief executive officer. "Through our joint venture experience, we know EWP and are confident that it can immediately add value for our shareholders."

Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. The company is a leading manufacturer and distributor of fencing and wire products, carbon steel rod, industrial wire, nails and construction products for the agricultural, industrial, construction, original equipment markets and the retail consumer. Through its DeSoto subsidiary, Keystone engages in the production and packaging of household cleaning products. Keystone is traded on the New York Stock Exchange under the symbol of KES.

The statements in this release relating to matters that are not historical facts are forward-looking statements that involve risks and uncertainties, including, but not limited to, future supply and demand for and cyclicality of the company's products, future global economic conditions, changes in government regulations, competitive products, customer and competitive strategies, the impact of pricing and production decisions, environmental matters, the ultimate resolution of pending litigation, successful implementation of the company's capital improvements plan and any possible future litigation and other risks and uncertainties detailed in the company's SEC filings.